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                                   EXHIBIT 23
            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NBT Bancorp Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-97995) on Form S-8 of NBT Bancorp Inc. of our report dated June 10, 2004, with respect to the statements of net assets available for plan benefits of the NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan as of December 31, 2003 and 2002, the related statements of changes in net assets available for plan benefits for the years then ended, the schedule of assets held as of December 31, 2003 and the schedule of reportable transactions for the year ended December 31, 2003 which report appears in the December 31, 2003 annual report on Form 11-K of NBT Bancorp Inc.



/S/ KPMG LLP
Albany, New York
June 25, 2004


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